EXHIBIT 99.1

                                          Contact:    Sitrick And Company
                                                      Ann Julsen
                                                      Brenda Adrian
                                                      (310) 788-2850

FOR IMMEDIATE RELEASE

         BRAZOS SPORTSWEAR COMPLETES SALE OF RED OAK SPORTSWEAR
                      TO RED OAK ACQUISITION, INC.

       BRAZOS TO AUCTION EQUIPMENT, INVENTORY AND OTHER ASSETS OF
              CINCINNATI MANUFACTURING FACILITY ON JUNE 8


      CINCINNATI, OHIO --JUNE 7, 1999 --Brazos Sportswear, Inc. (OTC BB: BRZS) announced today it has completed the sale of its Red Oak Sportswear division located in College Station, Texas to Red Oak Acquisition, Inc., headed by Red Oak founder George Warny. Red Oak, a manufacturer of screen-printed sportswear to major retailers, was founded in 1984 and acquired by Brazos Sportswear in 1989.
      AThe acquisition of Red Oak by founder George Warny is in the best interests of all of Red Oak's constituents --its customers, employees and vendors,@ said Clayton Chambers, Brazos' interim chief executive officer.
      AThe sale of Red Oak Sportswear, combined with our sale last month of the Gulf Coast Sportswear division, are key steps in our efforts to maximize creditor recoveries,@ Mr. Chambers said. He noted that the proceeds of the Red Oak sale, like those of the sale of Gulf Coast last month, will be used to reduce the outstanding balance under Brazos' debtor-in-possession (DIP) loan facility.

      Brazos announced on May 19, 1999 that it will sell substantially all of the assets of its business units through competitive bidding procedures under
Section 363 of the U.S. Bankruptcy Code. Offers for the Company's Morning Sun, Plymouth Mills, Brazos Embroidery, Sunrise Turquoise and Crable divisions are to be received by noon Eastern time on June 8, 1999 at the New York offices of BT Alex. Brown Incorporated, the Company's exclusive advisor with respect to the sale process.

      As previously announced, Brazos is scheduled to sell certain of the Company's Cincinnati assets at a public auction at 10 a.m. on June 8 at its Batavia, Ohio facility at 4101 Founders Boulevard. The auction is open to the public and will be conducted by Continental Plants. Items to be auctioned include embroidery and screen printing machines, office furniture and equipment, office cubicles, computers, personal computers (PCS), forklifts, vans and other miscellaneous assets.
      Brazos Sportswear, Inc., designs, produces and markets moderately priced sportswear. Headquartered in Cincinnati, Ohio, it operates manufacturing, distribution and sales facilities in 12 states. The Company and its subsidiaries filed Chapter 11 petitions in the U.S. Bankruptcy Court for the District of Delaware in Wilmington on January 21, 1999.

THIS PRESS RELEASE MAY INCLUDE STATEMENTS THAT CONSTITUTE AFORWARD-LOOKING@ STATEMENTS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

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